Exhibit 10.1

SNAP-ON INCORPORATED

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT is granted by SNAP-ON INCORPORATED (the “Company”) to each individual receiving and accepting the offer contained in the Restricted Stock Unit Offer Letter (each such person being known as a “Key Employee”) pursuant to the Company’s 2001 Incentive Stock and Awards Plan (the “Plan”).

WHEREAS, the Company believes it to be in the best interests of the Company, its subsidiaries and its stockholders for its officers and other key employees to have an incentive tied to the price of Common Stock of the Company in order that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable; and

WHEREAS, the Company has determined to grant Key Employees Restricted Stock Units pursuant to the terms of the Plan and this Agreement;

NOW, THEREFORE, in consideration of the premises and of the services to be performed by the Key Employee, the Company and the Key Employee hereby agree as follows:

1.                                      Restricted Stock Units.

The Company hereby awards to the Key Employee the number of restricted stock units (the “Restricted Stock Units”) set forth in the Restricted Stock Unit Offer Letter (the “Offer”) under the column titled “Quantity Granted.”  The Restricted Stock Units granted under this Agreement are units that will be reflected in a book account maintained by the Company until they become vested or have been forfeited. This award is subject to the terms and conditions of this Agreement and the Plan, including the terms and conditions of the Plan applicable to Performance Units.

2.                                      Restricted Period.

(a)                                 The Restricted Stock Units are subject to vesting over a three-year period, which is referred to as the “Restricted Period.”  In the first year of the Restricted Period, the Company’s performance will be measured in accordance with Section 3 and the number of Restricted Stock Units that are eligible for vesting under Section 4 will be determined. The Restricted Stock Units will become vested and earned if the Key Employee continues in employment through the remainder of the Restricted Period or terminates employment as described in Section 4(b).  If the Key Employee terminates employment during the Restricted Period for any other reason, then Key Employee’s right to the Restricted Stock Units will be forfeited on the date of such termination of employment.

(b)                                 During the Restricted Period, the Key Employee will not have any right to vote the Restricted Stock Units.  The Key Employee will not be deemed a stockholder of the Company with respect to any of the Restricted Stock Units.  The Restricted

Stock Units may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of prior to vesting.

(c)                                 After the Restricted Period, the Key Employee shall receive a cash payment from the Company equal to any cash dividends paid with respect to the number of shares of Common Stock relating to the Restricted Stock Units that are earned hereunder.

(d)                                Within thirty days after the Restricted Stock Units become vested and earned, the Company shall issue the Key Employee one share of Common Stock for each Restricted Stock Unit which becomes vested.

3.                                      Performance Condition for the Restricted Stock Units.

The number of Restricted Stock Units that are eligible for vesting under Section 4 will be based upon the following performance conditions:

(a)                                 The performance condition for the Restricted Stock Units is dependent upon performance relative to the specific performance goals, and for the fiscal period, as shown on Exhibit 1. The threshold, target and maximum goals for each such performance measure are as shown on Exhibit 1, and the Restricted Stock Units which become eligible for vesting will be determined in accordance with the performance matrix attached hereto as Exhibit 1 based on actual performance of the Company relative to the goals subject to the terms attached hereto as Exhibit 2.  As soon as practicable after the Company’s financial statements such fiscal period are available to the Committee, the Committee shall calculate the Company’s performance data for such year in accordance with the terms attached hereto as Exhibit 2.  The Committee shall then plot such data on the performance matrix on Exhibit 1.  The resulting position on the matrix shall determine the percentage of the Restricted Stock Units that will become eligible for vesting under Section 4. The Company shall promptly communicate this information to the Key Employee.

(b)                                Unless the Key Employee has previously forfeited such Restricted Stock Units, if the position on the matrix reflects a percentage greater than zero, then the number of Restricted Stock Units eligible for vesting under Section 4 shall be equal to the product of such percentage and the Grant Number. Upon the Committee’s determination as provided above, the Key Employee will forfeit the right to receive the remaining Restricted Stock Units. If the position on the matrix reflects a percentage of zero, then all Restricted Stock Units shall be forfeited.

(c)                                 If any calculation would result in a fraction, any fraction of 0.5 or greater will be rounded to one, and any fraction of less than 0.5 will be rounded to zero.

4.                                      Employment Condition for the Restricted Stock Units.

Subject to the terms and conditions set forth herein,

(a)                                Except as provided in (b) below, the Key Employee will immediately forfeit the right to receive Restricted Stock Units if the Key Employee terminates employment with the Company and its subsidiaries prior to the end of the Restricted Period.

(b)                               Notwithstanding the foregoing, in the case of termination of employment in the second or third year of the Restricted Period as a result of death, Disability (as defined below) or Retirement (as defined below), the Key Employee (or Beneficiary) will become vested in the number of Restricted Stock Units determined under Section 3 multiplied by a fraction representing the portion of the three-year period that elapsed before the termination of the Key Employee’s employment.

(c)                                Subject to any rights of the Company under Section 5, the Key Employee will become vested in the number of Restricted Stock Units determined under Section 3 if the Key Employee continues in employment with the Company or its subsidiaries through the end of the Restricted Period.  Absence of the Key Employee on leave approved by a duly elected officer of the Company, other than the Key Employee, shall not be considered a termination of employment during the period of such leave.

(d)                               Whether or not a divestiture of a subsidiary, division or other business unit (including through the formation of a joint venture) results in termination of employment with the Company and its subsidiaries will be at the discretion of the Committee, which discretion the Committee may exercise on a case by case basis.

(e)                                  As used herein,

(i)                                   “Disability” means a medically-determinable physical or mental condition that is expected to be permanent and that results in the Key Employee being unable to perform one or more of the essential duties of the Key Employee’s occupation or a reasonable alternative offered by the Company or its subsidiaries, all as determined by the Committee or any successor to such committee that administers the Awards Plan (as the same may be amended).

(ii)                            “Retirement” means termination of employment from the Company and its subsidiaries on or after satisfying the early or normal retirement age and service conditions specified in the retirement policy or retirement plan of the Company or one of its subsidiaries applicable to such Key Employee as in effect at the time of such termination.

5.                                      Detrimental Activity.

(a)                                 Activity During Employment.  If, prior to termination of the Key Employee’s employment with the Company or during the one-year period following termination of the Key Employee’s employment with the Company, the Company becomes aware that, prior to termination, the Key Employee had engaged in detrimental activity, then the Committee in its sole discretion, for purposes of this Agreement, may characterize or recharacterize termination of the Key Employee’s employment as a termination to which this Section 5 applies and may determine or redetermine the date of such termination, and the Key Employee’s rights with respect to the Grant shall be determined in accordance with the Committee’s determination.

(b)                               Activity Following Termination.  If, within the six-month period following the Key Employee’s termination of employment with the Company, the Company becomes aware that the Key Employee has engaged in detrimental activity subsequent to termination, then the Key Employee’s rights with respect to the Grant shall be determined in accordance with any determination by the Committee under this Section 5.

(c)                                 Remedies.  If the Key Employee has engaged in detrimental activity as described in subsections (a) and (b), then the Committee may, in its discretion, declare that the Key Employee has forfeited the Grant in whole or in part and cause the Company to assume possession of any or all property held in escrow in respect of the Grant in its own right and/or cause the Key Employee to return any cash or property actually realized by the Key Employee (directly or indirectly) in respect of the Grant, in each case whether or not the Committee has made a vesting determination under Section 3 in respect thereof before or after the date the Key Employee engaged in the detrimental activity or before or after the date of termination as determined or redetermined under subsection (a).

(d)                                Allegations of Activity.  If an allegation of detrimental activity by the Key Employee is made to the Committee, then the Committee may suspend the Key Employee’s rights in respect of the Grant to permit the investigation of such allegation.

(e)                                 Definition of “Detrimental Activity.”  For purposes of this Agreement, “detrimental activity” means activity that is determined by the Committee in its sole discretion to be detrimental to the interests of the Company or any of its subsidiaries, including but not limited to situations where the Key Employee (i) divulges trade secrets of the Company, proprietary data or other confidential information relating to the Company or to the business of the Company or any subsidiaries, (ii) enters into employment with a competitor under circumstances suggesting that the Key Employee will be using unique or special knowledge gained as an employee of the Company to compete with the Company, (iii) uses information obtained during the course of his or her prior employment with the Company for his or her own purposes, such as for the solicitation of business and competition with the Company, (iv) is determined to have engaged (whether or not prior to termination due to retirement) in either gross misconduct or criminal activity harmful to the Company, (v) takes any action that harms the business interests, reputation or goodwill of the Company and/or its subsidiaries or (vii) fails to comply with lawful instruction of the board and in any such case the act or failure to act shall have been determined by the board to be materially harmful to the company, financially or otherwise.

6.                                      Change in Control.

In the event of a “Change of Control” (as defined in the Awards Plan)

(a)                                  If the Change of Control occurs in the first year of the Restricted Period, the Company shall issue the Key Employee one share of Common Stock for each Restricted Stock Unit that could become vested, assuming performance at maximum levels.

(b)                                 If the Change of Control occurs in the second or third year of the Restricted Period, the Company shall issue the Key Employee one share of Common Stock for each Restricted Stock Unit that is eligible to become vested based upon actual performance in the first year of the Restricted Period.

7.                                      Tax Withholding; Repurchase.

(a)                                  It shall be a condition of the obligation of the Company to issue Restricted Stock Units to the Key Employee or the Beneficiary, and the Key Employee agrees, that the Key Employee shall pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes incurred by reason of the award or as a result of the vesting hereunder or shall provide evidence satisfactory to the Company that the Company has no liability to withhold.

(b)                                 At each time the Company is obligated to issue Common Stock to the Key Employee or the Beneficiary, the Key Employee or the Beneficiary, as the case may be, may elect to have the Company repurchase up to 45% of the Common Stock to be so issued or released at a price equal to the Fair Market Value (as defined below) on the Tax Date (as defined below).  The election must be delivered to the Company prior to the end of the Restricted Period. If the number of shares so determined shall include a fractional share, then the Company shall not be obligated to repurchase such fractional share.  All elections shall be made in a form acceptable to the Company. As used herein, (i) “Tax Date” means the date on which the Key Employee must include in his or her gross income for tax purposes the fair market value of the Common Stock and (ii) “Fair Market Value” means the per share closing price on the date in question in the principal market in which the Common Stock is then traded or, if no sales of Common Stock have taken place on such date, the closing price on the most recent date on which selling prices were quoted.

8.                                    Beneficiary.

The person who the Key Employee designates in writing to the Committee as his or her beneficiary shall be referred to as the “Beneficiary” and shall be entitled to receive the Restricted Stock Units that vest following the death of the Key Employee.  The Key Employee may from time to time revoke or change his or her Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Committee.  The last such designation that the Committee receives shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Key Employee’s death, and in no event shall any designation be effective as of a date prior to such receipt.  If no such Beneficiary designation is in effect at the time of the Key Employee’s death, or if no designated Beneficiary survives the Key Employee or if such designation conflicts with law, then the Key Employee’s estate shall be entitled to receive the Restricted Stock Units that vest following the death of the Key Employee.  If the Committee is in doubt as to the right of any person to receive such Restricted Stock Units, then the Company may retain such Restricted Stock Units, without liability for any interest thereon, until the Committee determines the person entitled thereto, or the Company may deliver such Restricted Stock Units to any court of appropriate jurisdiction, and such delivery shall be a complete discharge of the liability of the Company therefor.

9.                                      Adjustments in Event of Change in Stock.

In the event of any reclassification, subdivision or combination of shares of Common Stock, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, or other event which could, in the judgment of the Committee, distort the implementation of the Grant or the realization of its objectives, the Committee may make such adjustments in the Grant Number and the number of Restricted Stock Units under this Agreement, or in the terms, conditions or restrictions of this Agreement, as the Committee deems equitable; provided that in the absence of express action by the Committee, adjustments that apply generally to Restricted Stock Units granted under the Awards Plan shall apply automatically to the Restricted Stock Units under this Agreement.

10.                               Powers of the Company Not Affected.

The existence of the Grant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any combination, subdivision or reclassification of the Common Stock or any reorganization, merger, consolidation, business combination, exchange of shares, or other change in the Company’s capital structure or its business, or any issue of bonds, debentures or stock having rights or preferences equal, superior or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.  Nothing in this Agreement shall confer upon the Key Employee any right to continue in the employment of the Company or interfere with or limit in any way the right of the Company to terminate the Key Employee’s employment at any time.

11.                               Impact of Restatement of Financial Statements upon Previous Awards.

If any of the Company’s financial statements are required to be restated, resulting from errors, omissions, or fraud, the Committee may (in its sole discretion, but acting in good faith) direct that the Company recover all or a portion of any such award made to all or any Key Employee with respect to any fiscal year of the Company the financial results of which are negatively affected by such restatement. The amount to be recovered from any Key Employee shall be the amount by which the affected award exceeded the amount that would have been payable to such Key Employee had the financial statements been initially filed as restated, or any greater or lesser amount (including, but not limited to, the entire award) that the Committee shall determine. The Committee may determine to recover different amounts from different Key Employees or different classes of Key Employees on such bases as it shall deem appropriate.  In no event shall the amount to be recovered by the Company be less than the amount required to be repaid or recovered as a matter of law. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Key Employee, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Key Employee under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the forgoing.

12.                               Interpretation by Committee.

The Key Employee agrees that any dispute or disagreement that may arise in connection with this Agreement shall be resolved by the Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Awards Plan and any determination made by the Committee under this Agreement or such plan may be made in the sole discretion of the Committee and shall be final, binding, and conclusive.

13.                               Miscellaneous.

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein between residents thereof.

(b)                                 This Agreement may not be amended or modified except by the written consent of the parties hereto.

(c)                                  The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.

(d)                                 Any notice, filing or delivery hereunder or with respect to the Grant shall be given to the Key Employee at either his or her usual work location or work email address or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 2801 80th Street, Kenosha, Wisconsin 53143, Attention: Vice President and Chief Human Resource Officer.

All such notices shall be given by first class mail, postage pre-paid, or by personal delivery or by email to the Key Employee at his or her Company email address.

(e)                                  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Key Employee, the Beneficiary and the personal representative(s) and heirs of the Key Employee, except that the Key Employee may not transfer any interest in any Restricted Stock Units prior to the release of the restrictions imposed by Section 1.

Exhibit 1

[Performance Matrix]

Exhibit 2

[Definition of terms and rules for calculations]